DERIVED INFORMATION [2/3/06]

[$1,375,500,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,389,500,100]
Total Certificates Ofered & Non-Ofered

Home Equity Pass-Through Certificates, Series 2006-3

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

[U.S. Bank, N.A.]
Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

			WA	WA
		Total	OLTV*	CLTV	WA
IO Silent Second Analysis	Loan Count	Sched_Bal	%	%	FICO
IO with Silent 2nd (In or Out of Deal)	618	157,278,779	79.8	99	665
IO no Silent 2nd	529	150,594,185	80.8	80.8	637
Non IO with Silent 2nd (In or Out of Deal)	1,456	234,006,483	79.8	98.8	649
Non IO no Silent 2nd	4,388	788,131,331	79.1	79.1	610
2nd Lien	1,376	55,448,173	99.1	99.1	638
Total:	8,367	1,385,458,952	80.3	85.7	627

	%	%	%	%	%	%	WA	%
	FICO	FICO	FICO	FICO	FICO	FICO	OLTV*	of
Original LTV (%) * - Aggregrate	<=575	576-600	601-625	626-650	651-675	>675%		Sched_Bal
<= 74.99	6.2	3.4	3.4	2.5	1.3	2	63.8	18.8
75.00 - 79.99	2.7	1.7	1.8	1.8	1.3	1.3	77.3	10.6
80.00 - 84.99	3.2	4.1	6.6	9.4	6.9	8.6	80.3	38.7
85.00 - 89.99	1.9	2.1	1.9	1.8	1.2	1.1	86.3	9.9
90.00 - 94.99	1.8	2.6	3.3	2.9	1.8	1.6	90.2	14
95.00 >=	0.2	1.1	2	2.1	1.3	1.2	98.2	8
Total:	16	15.1	19.1	20.3	13.8	15.7	80.3	100

	%	%	%	%	%	%	WA	%
	FICO	FICO	FICO	FICO	FICO	FICO	OLTV*	of
Original LTV (%) * - ARM	<=575	576-600	601-625	626-650	651-675	>675%		Sched_Bal
<= 74.99	6.4	3.4	3	2.1	1	1.2	64.2	17.2
75.00 - 79.99	2.9	1.8	1.9	1.8	1.2	1.3	77.3	11
80.00 - 84.99	3.4	4.5	7.1	10.1	7.4	9.3	80.3	41.8
85.00 - 89.99	2.1	2.3	2	1.9	1.2	1	86.3	10.6
90.00 - 94.99	2.1	2.9	3.3	3.1	1.9	1.4	90.2	14.7
95.00 >=	0.3	0.5	1.2	1.3	0.7	0.7	97	4.7
Total:	17.2	15.4	18.6	20.3	13.5	15	80.1	100

	%	%	%	%	%	%	WA	%
	FICO	FICO	FICO	FICO	FICO	FICO	OLTV*	of
Original LTV (%) * - FX	<=575	576-600	601-625	626-650	651-675	>675%		Sched_Bal
<= 74.99	5.1	3.7	5.5	4.3	2.6	5.8	62.5	27
75.00 - 79.99	1.6	1.3	1.4	1.5	1.3	1.3	77	8.4
80.00 - 84.99	2.1	2.1	4.2	5.6	4	5.3	80.7	23.3
85.00 - 89.99	0.7	1.4	1.3	1	1.3	1.1	86.5	6.7
90.00 - 94.99	0.8	1	3.4	1.8	1.4	2.1	90.4	10.5
95.00 >=	0.1	4.1	5.7	6	4.5	3.8	99.4	24.2
Total:	10.4	13.6	21.4	20.2	15.1	19.3	81.4	100